Henry Taylor
(b. 1958)



Blum and Poe brought the Artwork to Art Basel in 2019, and it reportedly sold within the first few hours of the art fair's opening, making it a highlight of the fair.

INVESTMENT THESIS

Initial Offering Price
$278,000

Offering Circular
sec.gov

Similar Sales | Record Price



$0.8m
$0.6m
$0.4m
$0.2m
$0.0m
11
14
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23

Price Appreciation of Similar Works
23.3%

Sharpe Ratio (2010-2023) watch video

Henry Taylor	Not enough data
S&P 500	0.91

0% Progress

MEMBERS ONLY

Henry Taylor
(b. 1958)

Why we like this offering

1. The Artwork is a prime example of Henry Taylor's portraits of people–friends in their homes, patients from Camarillo State Mental Hospital, strangers on the street, and historical African American figures–in his home city of Los Angeles.
2. Auction records for artworks similar in scale, style, and subject are led by *Batman Part Alien* (2018), which sold for $819,000 at Christie's in November 2023, followed by *L.W. Robinson* (2014), which sold for $482,600 at Sotheby's in November 2023, and *Ardmore Taylor aka "Mo"* (2005), which sold for $471,000 at Christie's in July 2020.
3. In 2017, Taylor's work was presented at the Whitney Biennial at the Whitney Museum of American Art, New York. In 2018, Taylor was the recipient of The Robert De Niro, Sr. Prize for his outstanding achievements in painting. In 2019, his work was included in the 58th Venice Biennale in Venice, Italy.
4. In 2022, the Museum of Contemporary Art in Los Angeles organized the largest survey of Taylor's work to date, Henry Taylor: B Side, which traveled to the Whitney Museum of American art the following year.
5. In the wake of Taylor's aforementioned survey show, the artist's top three auction priced records were achieved in 2023.
6. The Artwork is a profile portrait of a Black man from the waist up wearing a blue shirt with red and white accents. He has a cropped buzz haircut and goatee. His eye looks to his right, meeting the gaze of the viewer. The man appears to walk down a black asphalt street with a gray sidewalk and a tall white wall. Behind the wall, tall gray rectangles form the Los Angeles cityscape. In the top left corner, the bottom third of a street light flashes a green "go" signal.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2023 Total Auction Sales	2023 Auction Lots Sold	All Time Record Price
$4,554,708	14	$2,016,667

Turnover by Year



2.5M
1.9M
1.3M
628.8K
11 12 13 14 15 16 17 18 19 20 21 22

Lots Auctioned



Sold
Unsold
28
21
14
7
11 12 13 14 15 16 17 18 19 20 21 22

Initial Offering Price **$278,000**

Offering Circular sec.gov/edgar

Painting





About Henry Taylor

Henry Taylor (b. 1958, California) is a leading figure in contemporary Black figurative painting. Taylor worked as a psychiatric technician at Camarillo State Mental Hospital to support himself while a student through his early career. Since the late 1990s, Taylor has led a prolific career intuitively capturing portraits and scenes from contemporary and historical Black life. He has since been included in the Whitney Biennial in 2017 and the 58th Venice Biennale in 2019.

INVEST NOW

HENRY

TAYLOR

b. 1958, UNITED STATES



Acrylic on canvas | 84 × 66 in.

Henry Taylor (b. 1958, Ventura, California) is a leading figure in contemporary Black figurative painting. Taylor developed his interest in painting in middle school, inspired by his father, a commercial painter for the U.S. naval station, and his middle school 19th and 20th century art history lessons.

$278,000

INITIAL OFFERING

23.3%

HISTORICAL APPRECIATION OF SIMILAR WORKS[1,2]

42.2%

ANNUAL GROWTH OF RECORD PRICE[3]

The Artwork is a prime example of Henry Taylor's portraits of people–friends in their homes, patients from Camarillo State Mental Hospital, strangers on the street, and historical African American figures–in his home city of Los Angeles. The recognizable Los Angeles skyline in the background of the artwork is a desirable characteristic in a Henry Taylor painting. Henry Taylor is best known for the nuanced way he illustrates and empowers Black subjects. Blum and Poe brought the Artwork to Art Basel in 2019, and it sold within the first few hours of the art fair's opening, making it a highlight of the fair. The Artwork is a profile portrait of a Black man from the waist up wearing a blue shirt with red and white accents. He has a cropped buzz haircut and goatee. His eye looks to his right, meeting the gaze of the viewer. The man appears to walk down a black asphalt street with a gray sidewalk and a tall white wall. Behind the wall, tall gray rectangles form the Los Angeles cityscape. In the top left corner, the bottom third of a street light flashes a green "go" signal. Auction records for artworks similar in scale, style, and subject are led by Batman Part Alien (2018), which sold for $819,000 at Christie's New York on November 7, 2023, followed by L.W. Robinson (2014), which sold for $482,600 at Sotheby's New York on November 16, 2023, and Ardmore Taylor aka "Mo" (2005), which sold for $471,000 at Christie's New York on July 10, 2020.

Henry Taylor is currently represented by Hauser and Wirth Gallery. Taylor has been the subject of numerous museum and gallery exhibitions. In 2022, the Museum of Contemporary Art organized the largest survey of Taylor's work to date, Henry Taylor: B Side, which traveled to the Whitney Museum of American art the following year. His works are also held in the permanent collections around the world, including the Hammer Museum in Los Angeles, the Los Angeles County Museum of Art, the Museum of Contemporary Art in Los Angeles, the Metropolitan Museum of Art in New York, the Museum of Modern Art in New York, the Studio Museum in Harlem, the Whitney Museum of American Art, the Bronx Museum of the Arts, the Carnegie Museum of Art in Pittsburg, the Fondation Louis Vuitton in Paris, the Institute of Contemporary Art in Boston, the Museum of Fine Art in Houston, and the San Francisco Museum of Modern Art, among other prestigious institutions. Taylor's institutional success and popularity amongst private collectors has led to a high demand in his growing secondary market. His auction records are led by From Congo to the Capital, and black again (2007), which sold for $2,480,000 at Sotheby's New York on May 18, 2023, followed by I'll Put a Spell on You (2004), which sold for $975,000 at Sotheby's New York on November 14, 2018, and Batman Part Alien (2018), which sold for $819,000 at Christie's New York on November 7, 2023.

HIS AUCTION RECORDS ARE LED BY FROM CONGO TO THE CAPITAL, AND BLACK AGAIN (2007), WHICH SOLD FOR $2,480,000 AT SOTHEBY'S NEW YORK ON MAY 18, 2023, FOLLOWED BY I'LL PUT A SPELL ON YOU (2004), WHICH SOLD FOR $975,000 AT SOTHEBY'S NEW YORK ON NOVEMBER 14, 2018, AND BATMAN PART ALIEN (2018), WHICH SOLD FOR $819,000 AT CHRISTIE'S NEW YORK ON NOVEMBER 7, 2023.

AUCTION RESULTS FOR SIMILAR WORKS[1,2]


$0.9M
$0.7M
$0.4M
$0.2M
2011
2012
2013
2014
2015
2016
2017
2017
2018
2019
2020
2021
2022
2023

Henry Taylor (b. 1958, Ventura, California) is a leading figure in contemporary Black figurative painting. Taylor developed his interest in painting in middle school, inspired by his father, a commercial painter for the U.S. naval station, and his middle school 19th and 20th century art history lessons. He studied journalism, anthropology, and set design at Oxnard College. He took classes with the painter James Jarvaise, who became a mentor and encouraged him to transfer to the California Institute for the Arts, where he graduated from in 1995. While at Oxnard and the California Institute for the Arts, Taylor worked as a psychiatric technician at Camarillo State Mental Hospital to support himself and often painted portraits of his patients. Since the late 1990s, Taylor has had a prolific career intuitively capturing portraits and scenes from contemporary and historical Black life. In 2010, he gained gallery representation with Blum and Boe whose influence in the Los Angeles, New York, and Tokyo art markets brought his work to an international audience. In 2012, MoMA PS1 granted Taylor a pivotal residency and mid-career survey. The artist has since also been included in the Whitney Biennial in 2017 and the 58th Venice Biennale in 2019. Taylor continues to live and work in Los Angeles, California.


MORTON



HENRY TAYLOR



IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Henry Taylor with the following criteria: Single figure portraits on canvas that measure from 40 inches by 40 inches to 100 inches by 100 inches, excluding works with mixed media and collage elements and non-Black subjects. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 23.3% CAGR implied from selected sales occurring from June 28, 2011, to November 16, 2023.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Henry Taylor have a record price compound annual growth rate ("CAGR") of 42.2% from September 12, 2007 to December 31, 2023. This calculation is based on (i) a record price of $6,500 on September 12, 2007, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $2,016,667, the most recent record price as of December 31, 2023, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

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